Exhibit 5.1

Hogan Lovells US LLP 390 Madison Ave New York, NY 10017 T +1 212 918 3000 F +1 212 918 3100 www.hoganlovells.com

April 22, 2024

Fly-E Group, Inc.

136-40 39th Avenue

Flushing, NY 11354

Ladies and Gentlemen:

We are acting as counsel to Fly-E Group, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed initial public offering of (i) up to 3,450,000 newly issued shares of the common stock, par value $0.01 per share (the “Common Stock”) of the Company (the “Public Shares”), including up to 450,000 shares issuable upon exercise of any over-allotment option granted to the underwriters by the Company (the “Over-allotment Option”), all of which shares are to be sold by the Company, and (ii) warrants (the “Warrants”) to purchase up to 172,500 shares of Common Stock (the “Warrant Shares”), including Warrants to purchase up to 22,500 shares of Common Stock issuable upon exercise of any Over-allotment Option. The Warrants and the Warrant Shares are to be issued to the representative of the underwriters by the Company pursuant to the underwriting agreement to be entered into by and between the Company and the representative of the underwriters (the “Underwriting Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante  Amsterdam  Baltimore  Berlin  Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Shanghai FTZ. Business Service Centers: Johannesburg Louisville. For more information see www.hoganlovells.com

Fly-E Group, Inc	- 2 -	April 22, 2024

This opinion letter is based as to matters of law solely on: (i) as to the opinions given in paragraphs 1 and 3, the Delaware General Corporation Law, as amended, and (ii) as to the opinion given in paragraph 2, the laws of the State of New York. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.	Following (i) execution and delivery by the Company of the Underwriting Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Public Shares pursuant to the terms of the Underwriting Agreement, and (iv) receipt by the Company of the consideration for the Public Shares specified in the resolutions of the Board of Directors, the Public Shares will be validly issued, fully paid, and nonassessable.

2.	Following (i) execution and delivery by the Company of the Underwriting Agreement, (ii) effectiveness of the Registration Statement, (iii) execution and delivery by the Company of the Warrants pursuant to the terms of the Underwriting Agreement, and (iv) receipt by the Company of the consideration for the Warrants specified in the resolutions of the Board of Directors, the Warrants will constitute valid and binding obligations of the Company.

3.	Following (i) execution and delivery by the Company of the Underwriting Agreement, and (ii) effectiveness of the Registration Statement, the Warrant Shares will be duly authorized and, when issued, delivered and paid for upon exercise in accordance with the provisions of the Warrants, will be validly issued, fully paid, and nonassessable.

The opinion expressed in paragraph 2 above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Warrants are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP